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                                   EXHIBIT 12



















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                Computation of Ratio of Margins to Fixed Charges
                      and Preferred Dividends Combined

                                                            AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                                                             For the five years ended June 30, 1994
                                                                     (Thousands of Dollars)

                                                             Years Ended June 30,                       Pro Forma June 30, 1994
                                         -----------------------------------------------------------  --------------------------
                                                                                                       Adjust-
                                            1994        1993        1992         1991        1990       ments         Adjusted
                                         ---------   ---------   ---------   ----------   ---------   --------        ---------
Margins before income taxes, member
refunds and interest of others . . . .   $   4,908   $  18,818   $ (50,549)  $   10,257   $  31,114   $ (1,521)<F2>   $   3,387

Fixed charges - Interest . . . . . . .      49,984      49,263      52,833       53,275      47,713      1,521 <F2>      51,505
                  - Rentals. . . . . .       2,392       2,610       2,591        2,808       2,626                       2,392
                                         ---------   ---------   ---------   ----------   ---------   --------        ---------
Total fixed charges. . . . . . . . . .      52,376      51,873      55,424       56,083      50,339      1,521           53,897
                                         ---------   ---------   ---------   ----------   ---------   --------        ---------
Adjusted margins . . . . . . . . . . .   $  57,284   $  70,691   $   4,875   $   66,340   $  81,453   $               $  57,284
                                         =========   =========   =========   ==========   =========   ========        =========
Fixed charges and preferred
dividends combined:
Preferred dividend factor:
Preferred dividend requirements. . . .   $   4,878   $   3,962   $   4,724   $    5,052   $   4,727   $   (160)<F3>   $   4,718
Ratio of pre-tax margin to after-tax
margin         . . . . . . . . . . . .       705.2%       73.1%      113.4%     1,540.1%      165.3%      73.1%          -410.5%
                                         ---------   ---------   ---------   ----------   ---------   ---------       ---------
Preferred dividend factor on . . . . .
pre-tax basis. . . . . . . . . . . . .      34,398       2,898       5,358       77,805       7,814       (117)          34,281

Total fixed charges (above)                 52,376      51,873      55,424       56,083      50,339      1,521           53,897
                                         ---------   ---------   ---------   ----------   ---------   --------        ---------
Fixed charges and preferred
dividends      . . . . . . . . . . . .   $  86,774   $  54,771   $  60,782   $  133,888   $  58,153   $  1,404        $  88,178
                                         =========   =========   =========   ==========   =========   ========        =========
Ratio of margins to fixed charges
and preferred dividends
combined<F1> . . . . . . . . . . . . .         0.7         1.3         0.1          0.5         1.4        0.7              0.6

<F1>Represents adjusted margins divided by fixed charges and preferred dividends.

<F2>  Represents change in annual interest.  Calculated by adding interest on certificates and debentures offered hereby and subtracting interest on debentures redeemed and long-term debt repaid (see "Use of Proceeds" section of Prospectus).
      Calculation as follows:

Debt offered
      Certificates:     $ 2,500 x .0650             =   $      162
                        $ 2,500 x .0700             =   $      175
                        $10,000 x .0675             =   $      675
                        $10,000 x .0725             =   $      725
                        $25,000 x .0775             =   $    1,938
Reinvestment option
                        $18,400 x <F4>              =   $    1,363
Less debt repaid:
      Certificates:     $16,927 x .1050             =   ($  1,777)
                        $10,962 x .1000             =   ($  1,096)
                        $ 3,718 x .1000             =   ($    372)
                        $ 2,864 x .0950             =   ($    272)
      Debentures:                                   =   $        0

<F3>  Represents the change in preferred stock dividend requirements as a result of the current offering $12 ($200 x 6%) less anticipated redemptions $(172), (calculated at $2,500 x 6.9%, the weighted average rate paid on preferred stock during the year ended June 30, 1994).
<F4>  Various rates ranging from 4.5% to 10.5%.

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